WSFS FINANCIAL CORPORATION
                     838 Market Street, Wilmington, DE 19899


For Release:       November 7, 2002                     Contact:  Mark A. Turner
                                                                  (302) 571-7160


          WSFS ANNOUNCES AGREEMENT TO SELL WILMINGTON FINANCE, INC. AND
                  AN INCREASE IN SHARE REPURCHASE AUTHORIZATION


         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS), announces that a definitive agreement has been signed with American General Finance, Inc. for the sale of WSFS' majority-owned subsidiary, Wilmington Finance, Inc.

         WSFS started Wilmington Finance, Inc. (WF) in the fourth quarter of 1999 as a joint initiative with a recruited management team for the purpose of originating and selling non- conforming mortgage loans. WF, headquartered in Plymouth Meeting, Pennsylvania, made its first loan in January 2000 and has been profitable since the fourth quarter of 2000.

         The terms of the transaction are not fully disclosed. However, the sale price is based on a premium to book value at closing. WSFS expects its share of the total transaction proceeds to be approximately $78 million. WSFS expects to recognize a gain on the sale of approximately $42 million after tax, or $4.40 per WSFS  share.  At  September  30,  2002 WF had assets of  approximately  $166 million, consisting primarily of mortgage loans held-for-sale. Over the 12 months ended September 30, 2002 WSFS has recognized $8.1 million, or $0.86 per WSFS share as its portion of the profitability of WF.

         Marvin N. Schoenhals, Chairman and President of WSFS said, "We are proud of the overwhelming success of Wilmington Finance, Inc. and our contribution to that success. This transaction is in the best interests of our shareholders and all constituents, and is consistent with WSFS' strategic direction and other recent actions to focus resources and capital on our core community bank in and around Delaware."

         The transaction is expected to close in early 2003 and is subject to customary closing conditions.

         The Board of  Directors  of WSFS  concurrently  approved an increase in
WSFS'  share  repurchase   authorization  to  10%  of  outstanding   shares,  or
approximately 910,000 shares.

         American General Finance, Inc. and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has $13 billion in assets and operates over 1,400 offices in 44 states, Puerto Rico and the U.S. Virgin Islands, providing products and services to approximately 2 million customers. The company offers direct customer and home equity loans, retail sales financing, and other credit-related products. American General Finance, Inc. is a member company of American International Group, Inc.

         WSFS  Financial  Corporation  is  a  $1.6  billion  financial  services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 21 retail banking offices in New Castle County and Dover,
Delaware,  as well as Chester  and  Delaware  Counties  in  Pennsylvania.  Other
operating subsidiaries include WSFS Credit Corporation; Wilmington Finance, Inc.; and WSFS Investment Group, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.
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                                      * * *

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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